Exhibit 10.3
February 4, 2020

Quidel Corporation
Individual Retirement Program for Werner Kroll (“Employee”)
Effective February 4, 2020 (“Effective Date”)

This Individual Retirement Program (the “Program”) is awarded to Employee by the Board of Directors (the “Board”) of Quidel Corporation (the “Company”), on behalf of the Company, as an incentive for Employee to continue his employment with the Company as Senior Vice President, R&D through at least March 31, 2023. Employee understands and agrees that the Company has no obligation to provide the Program to Employee and that any violation of the terms of the Program or other obligations to the Company or its affiliates by Employee may result in, among other matters, termination of the Program by the Company, in the discretion of the Board. Employee further understands and agrees that, in providing the Program to Employee, the Company is not guaranteeing employment to Employee, and Employee remains an “at will” employee who may be terminated at any time, for any reason, in the discretion of the Company.

1.
Equity Incentive Compensation. Beginning in February 2020, and then in 2021, 2022 and 2023, provided that Employee continues to be employed by the Company as Senior Vice President, R&D, as of such date, Employee will be granted non-qualified stock options (“Options”) and/or Restricted Stock Units (“RSUs”) with a total then current grant value of $1,000,000 in each of such years. Within parameters set by the Company, Employee will be entitled to choose the mix of Options and RSUS that he wishes to receive for each of these four years. Such awards of Options and RSUs shall be the sole equity incentive compensation awarded by the Company to Employee on or after January 1, 2020, unless the Company determines otherwise. Employee shall not be entitled to any other equity incentive compensation during his employment with the Company on or after January 1, 2020 as part of this plan. In addition, Employee shall not be entitled to any additional Option or RSU awards after the date Employee ceases to serve as Senior Vice President, R&D of the Company. The award agreement for any award of Options or RSUs pursuant to the Program shall provide for the following vesting schedule: one-third of such awards granted will vest each year on the anniversary of the date of the grant subject to continued employment with the Company in any capacity.

2.
Extended Exercise Period. Provided that Employee remains employed with the Company as its Senior Vice President, R&D through at least March 31, 2023, to the extent any Options granted under the Program are vested on the date of Employee’s termination of employment with the Company, such Options will be exercisable during the full stated term of those Options.

3.
Base Salary. For calendar years 2020, 2021, 2022 and 2023, provided that Employee continues to be employed by the Company as Senior Vice President, R&D, in each such year, Employee will receive a base salary equal to his prior year’s base salary, increased by the average of the annual merit increases granted to other executives of the Company at the SVP level (the “Other SVPs”), not inclusive of special adjustments, including promotion adjustments, in such year, if any, and will continue to be eligible to receive in each such year a cash bonus, calculated as for Other SVPs in the applicable year, at a target level of 75% of Employee’s base salary for such year.

4.
Early Termination of the Program. If Employee terminates his employment with the Company, or is terminated by the Company for any reason prior to March 31, 2023, the Program will terminate on Employee’s last day of employment.

5.
Change of Control. In the event of a change in control of the Company (as defined in Employee’s change in control agreement with the Company), during Employee’s employment with the Company as Senior Vice President, R&D, the terms of Employee’s change in control agreement shall govern the vesting of all Options and RSUs, whenever granted. In addition, the administrator of the Company’s equity plan under which any Options and RSUs are granted, including Options and RSUs granted on or after January 1, 2020, may provide for accelerated vesting upon Employee’s death or disability.

6.
Special Advisor Agreement. If Employee remains employed with the Company as its Senior Vice President, R&D through at least March 31, 2023, Employee and the Company shall enter into a Special Advisor Agreement in the form attached hereto as Exhibit A effective upon Employee ceasing to serve as the Company’s Senior Vice President, R&D, and as set forth therein; provided Employee ends such service in good standing with the Company.

[signature page follows]

IN WITNESS, WHEREOF, the parties have executed and delivered this document as of the Effective Date.

QUIDEL CORPORATION

/S/ DOUGLAS BRYANT
Douglas Bryant
President & CEO

WERNER KROLL
/S/ WERNER KROLL

Exhibit A
SPECIAL ADVISOR TRANSITION AGREEMENT

THIS SPECIAL ADVISOR TRANSITION AGREEMENT (this “Agreement”) is made and entered as of by and between QUIDEL CORPORATION, a Delaware corporation (the “Company”), and Werner Kroll, an individual (“Kroll”).
BACKGROUND
A.Kroll currently serves as the Company’s SVP, R&D and intends to retire from this current role and desires to transition to the role of Special Advisor (as defined below) effective as of March 2023 (the “SVP, R&D End Date”).
B.The Company and Kroll are entering into this Agreement to confirm their understandings as to the terms and conditions of Kroll’s employment after the SVP, R&D End Date and each party’s commitments and obligations through the Term (as defined below).
C.In connection with his retirement as SVP, R&D, Kroll has agreed to execute and deliver to the Company a release, substantially in the form agreed upon by the parties on February 4, 2020 (the “Release,” and the date after delivery of such Release by Kroll and termination of all periods in which such Release can be revoked, the “Effective Date”).
AGREEMENT
1.Employment. From and after the SVP, R&D End Date, and during the Term, Kroll shall continue as a full-time employee of the Company, but shall retire from the position of SVP, R&D and instead serve as a non-officer special advisor to the Company (“Special Advisor”), pursuant to which he will provide such advice and services to the Company Group (as defined below) as may be reasonably requested by the Company from time to time, including answering questions and/or assisting with projects (the “Special Advisor Services”). Unless earlier terminated pursuant to this Agreement, Kroll will remain in this position through until the end of the Term. In providing the Special Advisor Services, Kroll shall report to the Chief Executive Officer of the Company. Kroll agrees to make himself reasonably available on an as-needed basis to provide the Special Advisor Services and agrees to dutifully provide the Special Advisor Services to the best of his ability and at such locations as reasonably designated by the Company.
2.Term. Kroll shall provide the Special Advisor Services from the SVP, R&D End Date until the first anniversary of the SVP, R&D End Date (the “Initial Term”). The term of Kroll’s employment shall continue until, and then automatically terminate, as of the first anniversary of the SVP, R&D End Date, unless terminated earlier pursuant to this Agreement or extended by agreement of the parties (the Initial Term, or such earlier or extended period, the “Term”). The parties acknowledge, however, that the Term is intended to be for a total period of twelve months.
3.Compensation.

a.Base Salary. Subject to the terms and conditions herein, in consideration of Kroll’s performance of the Special Advisor Services, the Company shall pay Kroll a base salary at a rate equal to 50% of his base pay per pay period as of the date of this Agreement, commencing on the first pay period after the SVP, R&D End Date.
b.Benefits, Equity, and Incentive Compensation. Kroll’s employee benefits for medical, dental and vision and 401(k) plan shall continue through the Term at the same levels as are in effect as of the date of this Agreement, provided nothing herein shall restrict the Company from amending such benefits provided that such amendments are effective for all members of the Company’s management entitled to such benefits, and provided further that the Effective Date occurs. Kroll acknowledges and agrees that after the SVP, R&D End Date he shall not receive any further grants of equity incentive awards nor shall he be eligible to participate in any bonus plans applicable to the fiscal year in which the SVP, R&D End Date occurs or any year thereafter.
4.Release. If Kroll does not execute and deliver the Release, or revokes the Release, this Agreement shall terminate and be null and void.
5.Kroll’s Acknowledgements and Obligations. As a material condition to Kroll’s receipt of the benefits set forth in Sections 3 and 6 hereof, Kroll acknowledges and agrees that:
a.    he will continue to comply with the terms and conditions of the Agreement Re Confidential Information, Inventions, Non-Solicitation and Conflicts of Interest that he signed on May 27, 2014 (as amended from time to time pursuant to its terms, “Confidentiality Agreement”). Without limiting the foregoing, Kroll reaffirms his obligations under Section 4 of the Confidentiality Agreement, which precludes soliciting of or causing employees to leave their employment with Quidel for one year following the termination of his employment;
b.    while employed by the Company hereunder, he will not, directly or indirectly, provide services, whether as an employee, consultant, director, independent contractor, agent, owner or partner, to any person or entity that competes or is planning to compete with the Company or any of its subsidiaries (the “Company Group”); provided, however, that Kroll’s passive investment in up to five percent (5%) of the outstanding voting securities or similar equity interest in a publicly held entity shall not be deemed a breach of this Agreement; and
c.    he will not make, directly or indirectly, any statement that is disparaging of the Company or any of its affiliates, or any of their respective directors, employees or distributors (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process).
6.Vesting of Equity Awards. The vesting of equity awards (restricted stock and options) held by Kroll on the SVP, R&D End Date shall continue to vest through the Term and be governed in accordance with the Company’s applicable equity incentive plans and specific equity award grant documentation. All equity awards held by Kroll at the time of the termination of his employment shall also be handled in accordance with the Company’s applicable equity incentive plans and grant documentation.
7.Termination by the Company.
a.    In the event that Kroll is terminated during the Term from his role as Special Advisor by the Company with “Cause” (as defined below), Kroll shall not be entitled to any further payments or consideration hereunder, including any further benefits or vesting of equity as described in Sections 3 or Section 6 hereof, but shall only be entitled to salary, accrued benefits and other amounts legally owing to Kroll through the date of employment termination. The Company shall thereafter have no further obligations to Kroll under this Agreement.
b.    In the event that Kroll is terminated from his role as Special Advisor by the Company without “Cause” (as defined below) prior to the end of the Initial Term, provided that Kroll executes and delivers to the Company within 21 calendar days after such termination (and there after does not revoke) a Release substantially in the form attached hereto as Exhibit A, Kroll shall be entitled to receive the following severance payments and benefits: (1) a lump-sum payment equal to the remaining amount of base salary that Kroll would have received under Section 3(a) if the term of this Agreement had continued until the end of the Initial Term, less any applicable taxes and withholdings, payable within thirty (30) days from the date of termination, and (2) the vesting of equity awards, as and to the extent described in and contemplated by Section 6 hereof, as though Kroll’s employment continued through the end of the Initial Term.
c.    For purposes, hereof, “Cause” shall be limited to the following: (1) fraud; (2  personal dishonesty involving money or property of the Company Group or that results in material harm to the Company Group; (3) Kroll’s willful misconduct that is injurious to the Company Group; (4) a serious breach of a fiduciary duty to the Company Group; (5) Kroll’s conviction for a felony (including via a guilty or nolo contendere plea), excluding traffic offenses; (6) Kroll’s willful and continued neglect of duties to the Company Group (other than any such failure resulting from his incapacity because of physical or mental illness); or (7) Kroll’s material breach of this Agreement. Kroll shall be afforded a reasonable opportunity of up to 30 days (as of and upon written notice from the Company) to cure any willful neglect of his duties and any other alleged material breach of this Agreement if such breach is reasonably susceptible of cure. If, in the reasonable good faith judgment of the Company, the alleged breach is not reasonably susceptible of cure, or such circumstances or material breach has not satisfactorily been cured within such thirty (30) day period, such neglect of duties or material breach shall there upon constitute “Cause”.
8.Confidentiality of Business and Legal Information. Kroll acknowledges that the Company holds as confidential and/or privileged certain information (including, but not limited to, non-public information obtained by Kroll in his position as an executive for the Company), as well as certain trade secret information and knowledge concerning the intimate and confidential affairs of the Company Group and the various phases of their respective businesses, including, for example and without limitation, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs and other types of similar information within Kroll’s knowledge by virtue of his employment with the Company (collectively, the foregoing shall be referred to herein as “Confidential Trade Secret, Proprietary and Legal Information”). Kroll agrees that all Confidential Trade Secret, Proprietary and Legal Information shall be the sole property of the Company and that the Company shall be and is the sole owner of all patents and other rights in connection therewith as well as any privileges. Kroll further agrees to hold in strictest confidence and to refrain from using or disclosing to any other person or entity, directly or indirectly, any Confidential Trade Secret, Proprietary and Legal Information, other than the Company Group, their employees, directors and authorized representatives. In that regard, Kroll expressly acknowledges that he has not disclosed (other than to the Company Group, their respective employees, directors and authorized representatives) any Confidential Trade Secret, Proprietary and Legal Information. Kroll specifically agrees that he will not disclose any Confidential Trade Secret, Proprietary and Legal Information at any time in the future (other than to the Company Group, their respective employees, directors and authorized representatives). Kroll further represents and warrants that, on the last day of the Term, he will return to the Company all property and documents of the Company Group, whether kept electronically or in hard copy form and will have retained no copies thereof. This Section supplements the obligations of Kroll contained in Section 5 hereof.
9.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and, except for the Confidentiality Agreement between Kroll and the Company, fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof. For the avoidance of doubt, the April 21, 2014, Employment Offer letter (the “Offer letter”) and the Agreement Re: Change in Control between the Company and Kroll dated May 8, 2014 (as the same may be amended from time to time pursuant to its terms, the “CIC Agreement”), shall automatically expire as of the SVP, R&D End Date (from and after which the Offer letter and CIC Agreement will be of no force or effect), and except as expressly provided in this Agreement, Kroll shall not be entitled to any payments or benefits of any kind in connection with a termination or resignation for any reason. The parties agree that no amendment or modification of this Agreement shall be effective unless it is in writing signed by both parties.
10. Miscellaneous.
a.    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail to Kroll’s residence in the case of Kroll or to its principal office in the case of the Company.
b.    Arbitration. Any dispute arising out of this Agreement, including related to the Special Advisor Services, shall be resolved exclusively by final and binding arbitration before a single arbitrator, in San Diego, California pursuant to the rules of

JAMS. Judgment upon any such arbitration award may be entered by any state or federal court of competent jurisdiction. In the event any party to this Agreement initiates any arbitration action or proceeding in connection with enforcement of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its costs and attorney’s fees from the non-prevailing party.
c.    Waiver. The waiver of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement. No waiver shall be valid unless in writing and executed by the party to be charged therewith.
d.    Severability/Modification. In the event that any clause or provision of this Agreement shall be determined to be invalid, illegal or unenforceable, such clause or provision may be severed or modified to the extent necessary, and, as severed and/or modified, this Agreement shall remain in full force and effect to the maximum extent permitted by law.
e.    Assignment. This Agreement may not be assigned by Kroll. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.
f.    Governing law and Jurisdiction. This Agreement shall be interpreted, construed, and enforced under the internal laws of the State of California. The courts and authorities of the State of California shall have sole jurisdiction and venue for purposes of enforcing the arbitration agreement above.
g.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together constitute one in the same agreement.
IN WITNESS, WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

QUIDEL CORPORATION

Douglas Bryant
President & CEO
WERNER KROLL